Exhibit 5.1

August 8, 2023

PHX Minerals Inc.
1320 South University Drive, Suite 720
Fort Worth, Texas 76107

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to PHX Minerals Inc., a Delaware a corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer and sale of up to an additional 2,400,000 shares (the “Shares”) of its common stock, par value $0.01666 per share (“Common Stock”), that may be issued pursuant to that certain PHX Minerals Inc. Amended and Restated 2021 Long-Term Incentive Plan (the “Plan”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined and relied upon the originals or certified copies of all documents, certificates and instruments as we have deemed necessary for the purposes of the opinions expressed herein, including (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as amended and as in effect on the date hereof, (iii) the Amended and Restated Bylaws of the Company, as in effect on the date hereof, (iv) certain resolutions adopted by the Board of Directors of the Company, (v) certain resolutions adopted in connection with the Company’s annual meeting of stockholders, and (vi) the Plan.

In making the foregoing examinations, we have assumed without independent verification: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; (iv) the accuracy, completeness, and authenticity of certificates of public officials; (v) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments, and certificates we have reviewed; and (vi) that each natural person signing any document reviewed by us had the legal capacity to do so. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not independently sought to verify such matters. Except to the extent expressly set forth

JW | Houston	1401 McKinney, Suite 1900 • Houston, Texas 77010	| www.jw.com | Member of GLOBALAW™

PHX Minerals Inc.
August 8, 2023

herein, we have made no independent investigations with regard to matters of fact, and, accordingly, our opinions set forth below are subject to, and we do not express any opinion as to, matters that might have been disclosed by independent verification.

We have assumed that (i) at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of Common Stock to accommodate such issuance; (ii) appropriate action will be taken to register and qualify the Shares for sale under all applicable state securities laws; (iii) the Shares to be sold are issued in accordance with the terms of the Plan; (iv) the Company receives the full consideration for the Shares as stated in the Plan; and (v) the per share consideration for each Share includes payment of cash or other lawful consideration at least equal to the par value of the Company’s Common Stock. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is still in effect.

Based solely upon the foregoing, and subject to the qualifications, assumptions and other statements set forth herein, we are of the opinion that each Share that is issuable pursuant to the Plans has been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, will be validly issued, fully paid and non-assessable.

We are opining herein solely as to the Delaware General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law. We note that our legal opinion is an expression of professional judgment and is not a guarantee of result.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jackson Walker LLP

JACKSON WALKER LLP